Exhibit 99.1

Higher One Announces Management Succession Plan
 Mark Volchek to Remain CEO during Search and Transition Period

New Haven, CT – December 4, 2013 - Higher One Holdings, Inc. (NYSE: ONE), a leader in providing financial services and data analytics to more than 1,600 college and university campuses and approximately 13 million college students across the U.S., announced that Company Co-Founders Miles Lasater and Mark Volchek and the Board of Directors have initiated a succession plan to bring the next level of senior leadership into the Company. The Board of Directors is forming a search committee and has selected the executive recruiting firm of Spencer Stuart to conduct a search for a new CEO. Mr. Volchek will continue in his role as CEO, will assume the duties of President effective January 10, 2014 and remains on the Board of Directors. Additionally, Mr. Volchek intends to work closely with the new CEO, once hired, to ensure a smooth transition.

Mr. Lasater, who for personal reasons decided to reduce his level of involvement in the day-to-day management of the Company, will step down from his role as President effective January 9, 2014. He will continue to serve the Company in his current capacity as Chairman of the Board of Directors through the next annual meeting of the stockholders of the Company and will continue to support certain key projects on a part-time basis.
“We have built a strong business with considerable growth potential, and during this process I will continue to lead it with the same energy and focus I have since co-founding Higher One 14 years ago,” said Mr. Volchek. “We have a solid management team and have significantly strengthened it over the past few years with a number of senior management hires in key roles including COO, CFO, CMO, General Counsel and Chief Compliance Officer. I am confident that our leadership remains focused on quality of execution, and takes great pride in delivering market leading solutions to our customers and clients every day. Bringing in a new CEO who has managed a company at the scale we have now achieved will bring a new level of excellence to our leadership, operations and responsiveness to today’s regulatory environment.”
“For the next chapter of the Company’s growth and success, we seek a CEO who embodies the values upon which Miles and Mark founded and built this tremendous company,” said Paul Biddelman, a long-standing member of Higher One’s Board of Directors and Chairman of the Compensation Committee. “Providing the highest quality products and services to our clients and customers and having integrity in all we do have been the foundation of the Company’s success from the start. A leader with a strong growth orientation who brings the appropriate scale, financial services and regulatory expertise will enable Higher One to extend its industry leadership and broaden its offerings and services for all higher education institutions and students in this country.”
Over the last 14 years, Lasater and Volchek have won numerous awards celebrating their leadership, entrepreneurship and corporate stewardship. Higher One continues to amass awards for rapid growth and tops “best places to work” lists annually.
About Higher One
Higher One (NYSE: ONE) partners with colleges and universities to lower their administrative costs and to improve graduation rates. We provide a broad array of payment, refund disbursement and data analytics and management tools to institutions that help them save money and enhance institutional effectiveness. And for students, we offer financial literacy programs and convenient, flexible and affordable transaction options to help them manage their finances. Higher One is a leader in higher education and we support more than 1,600 schools and approximately 13 million enrolled students. More information about Higher One can be found at www.higherone.com.
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Media Contact:	Investor Contact:
Shoba V. Lemoine	Kevin LeBlanc
Higher One	Higher One
203.776.7776 x 4503	203.776.7776 x 4296
slemoine@higherone.com	kevin.leblanc@higherone.com